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                                   FORM 8-K



                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                           _________________________



                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                                Date of Report:

                                April 18, 2000



                            VASTAR RESOURCES, INC.
              (exact name of registrant as specified in charter)


Delaware                        1-13108            95-4446177
(State or other              (Commission          (IRS Employer
jurisdiction of              File Number)         Identification No.)
Incorporation)


                  15375 Memorial Drive, Houston, Texas 77079
              (Address of Principal executive offices) (Zip Code)


     Registrant's telephone number, including area code:   (281) 584-6000
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Item 1.  Changes in Control of Registrant.

  On April 18, 2000, the combination of BP Amoco p.l.c. ("BP Amoco") and Atlantic Richfield Company ("ARCO") was completed. As a result of the combination, BP Amoco indirectly owns, through a subsidiary, 81.9 percent of the Common Stock, par value $0.01 per share, of the registrant, Vastar Resources, Inc. (the "Company") and a change of control of the Company has occurred.

  Simultaneous with the consummation of the merger, the Chairman of the Board of the Company, Michael E. Wiley, and three additional members of the Board of Directors of the Company, Terry G. Dallas, Marie L. Knowles and Donald R. Voelte, Jr., resigned. The Board of Directors thereafter reduced the size of the Board of Directors to five positions which are occupied by the remaining members of the Board of Directors. The Board of Directors also elected Charles D. Davidson as Chairman of the Board. The Board of Directors now consists of the following members: Charles D. Davidson, Chairman, Jimmie D. Callison, Robert C. LeVine, Steven J. Shapiro and William D. Schulte.

  On March 16, 2000, BP Amoco p.l.c. advised Vastar's Board of Directors of its intention to commence a $71.00 per share tender offer to purchase the approximately 17.6 million shares, or 18.1 percent, of Vastar's common stock that are publicly traded. The proposal was conditional on the completion of BP Amoco's acquisition of ARCO. Vastar has formed a special committee of independent directors to evaluate the proposal.


Item 5.   Other Events.

  Attached as Exhibit 99 to this Form 8-K is a press release announcing the resignation of certain members of the Board of Directors and election of a new Chairman of the Board.



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                                   SIGNATURE



    Pursuant to the requirements of the Securities Exchange Act of 1934, Vastar Resources, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                   VASTAR RESOURCES, INC.
                                                   (Registrant)



Dated:    April 18, 2000

                                                   /s/  Joseph P. McCoy
                                                   ___________________________
                                                   (signature)
                                                   Joseph P. McCoy
                                                   Vice President and Controller
                                                   (Duly Authorized Officer and
                                                   Principal Accounting Officer)



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                                 EXHIBIT INDEX

Exhibit
No.        Description
_______    ___________

99         Press Release Dated April 18, 2000.



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